Exhibit 10.3

DRILLING PROGRAM AGREEMENT

This Drilling Program Agreement ("Agreement") is made and entered into as of December 21, 2005, by and between Griffin & Griffin Exploration, L.L.C., a limited liability company ("Griffin"), and Lexaria Corp. ("Investor").

RECITALS:

Griffin is the owner or will become the owner of the oil, gas and mineral leases covering those prospects described in Exhibit "A" attached and will drill on each prospect a well ("Program Well") to a depth sufficient to test the Frio Sands identified as prospectively productive of oil and/or gas (the "Drilling Program").

Investor wishes to purchase a 20% gross working and revenue interest in the Drilling Program.

ARTICLE I

DRILLING PROGRAM

The Drilling Program shall be conducted as Griffin in its capacity as Operator and shall consist of the drilling, logging, testing and the completing and equipping for production (or if applicable, the plugging and abandonment) of ten (10) wells upon the subject prospects (the "Program Wells"), with such wells being located at sites selected by Griffin and being drilled to a subsurface depth equal to such depth as is necessary to penetrate prospectively productive sands of the Frio Formation ("Contract Depth").

The total operational and overhead costs for 100% interest in the 10-well Drilling Program are US$3,500,000.00 or less.

Griffin shall use all reasonable efforts to cause the initial Drilling Program Well to be spudded on or before April 1, 2006, and to thereafter conduct the Drilling Program on a sequential basis in such a manner so that the Drilling Program shall be completed within nine (9) months of the date on which the initial Program Well was spudded. The parties acknowledge delays in drilling may be occasioned by lack of rig availability, weather conditions and, where applicable, flood waters of the Mississippi River. When any such condition exists, the completion date of the Drilling Program may be extended by such period of time as equals the period access to a location or locations were impractical or unduly burdensome.

Griffin shall cause each horizon encountered by each Program Well that is potentially capable of producing hydrocarbons in commercial quantities to undergo the following logging and testing program:

(i) a dual induction sonic electrical log or its equivalent; and,

(ii) side wall core testing of all potentially productive formations.

Griffin shall provide Investor with reasonable notice of the conducting of each such logging and testing program in such manner and time as to allow Investor sufficient opportunity to have a representative present during such logging and testing.

Based upon the results of the logging and testing, Griffin shall decide whether or not a completion attempt should be conducted as to any one or more of the tested horizons. In the event that Griffin should decide against any completion attempt as to a particular Program Well, then such Program Well shall be immediately plugged and abandoned. In the event that Griffin should decide to conduct one or more completion attempts as to a particular Program Well, then such completion attempt shall be conducted by Griffin.

B. Prior to the spudding of each Program Well, Griffin shall:

(i) hold defensible title to the oil, gas and mineral leasehold estate covering the Prospect;

(ii) obtain and deliver to Investor a drill site title opinion, which shall be addressed to Griffin, covering the applicable well site acreage and indicating that the title to interests to be acquired by Investor hereunder is of a nature that is customarily relied upon by a reasonable person engaged in activities similar to those contemplated by the Drilling Program;

(iii) obtain from the applicable governmental authority all necessary licenses and permits;

(iv) use its reasonable efforts to (1) obtain leases covering any mineral estate underlying the applicable well site acreage that is not otherwise subject to a lease held by Griffin; provided that such leases, without the prior consent of Investor, shall not provide for more than twenty-five percent (25%) of eight-eighths (8/8) royalty and overriding royalty interest; (2) enter into a drilling contract with a drilling contractor regularly engaged in such business on such terms as Griffin deems to be in the best interest of the Drilling Program.

ARTICLE II

1. Within forty-eight (48) hours after the execution of this Agreement by Investor, Investor shall cause to be wired to the Truly, Smith & Latham Trust Account (the "Escrow Agent") at the Natchez Main Office of AmSouth Bank the sum of $220,000.00 (U.S. Dollars) to cover costs and expenses of Griffin in managing the Drilling Program, costs previously incurred in obtaining and processing seismic information and Griffin's ongoing office overhead expenses. The said $220,000.00 shall be paid to Griffin by the Escrow Agent only after receipt from Griffin certifying the owner or owners of the remaining fifty percent (50%) interest of the Drilling Program, who are unrelated third parties to the Investor, had paid their fifty percent (50%) share, or $550,000.00, of the costs and expenses in managing the Drilling Program, costs previously incurred in obtaining and processing seismic information and Griffin's ongoing office overhead expenses. Failure of Griffin to receive from the other third party owner(s) of fifty percent (50%) of the Drilling Program their contribution to cover said costs and expenses within forty-eight (48) hours of Investor's payment to the Escrow Agent shall give rise to Investor the right to demand from the Escrow Agent a return of the full escrow payment.

The liability of the Escrow Agent shall be limited to the receipt, holding and disbursing of the escrowed funds as set out above.

2. Upon the payments for which provision is made in Paragraph 1 above, Investor shall caused to be wired to Griffin the sum of $480,000.00 (U.S. Dollars), which payment shall be made on or before January 20, 2006. This payment is conditioned upon Investor and Griffin entering into mutually acceptable Joint Operating Agreement containing provisions customarily found in such Operating Agreements covering Frio wells in Southwest Mississippi. Failure to agree upon a Joint Operating Agreement by January 20, 2006, shall permit either party to terminate this Drilling Program Agreement, at which time any funds paid by Investor shall be returned to Investor and neither party shall have any further obligation to the other.

The $480,000.00 shall be deposited in a separate Griffin bank account appropriately identified as the Investor Drilling Fund. As costs are incurred in drilling, completing, operating and constructing pipelines, Griffin may withdraw from the fund Investor's proportionate costs of such expenses. Nothing in this Agreement shall be construed as requiring Investor to contribute more than his total obligation of $700,000.00. Upon the completion of the Drilling Program, any remaining funds in the Investor Drilling Fund shall be refunded to Investor.

Griffin shall deliver to Investor on a monthly basis an accounting using generally accepted accounting practices, which accounting shall reflect all withdrawals from the Investor Drilling Fund and the amount remaining in it.

ARTICLE III

Upon the establishment of production from each Program Well, Griffin shall receive payment for all oil and/or gas sold attributable to the interest covered by this Agreement. The proceeds from such sales shall be paid to Investor after making the following deductions:

(a) The payment of all operating expenses assessed the subject interests as required by the Operating Agreement.

(b) After making the payments required by (a) above, the payment to Griffin of fifteen percent (15%) of such remaining amount.

Payments to Investor shall be made by bank wire within fifteen (15) days after receipt of all sales of production proceeds by Griffin.

The parties do no anticipate the execution and recording of an assignment or other conveyance to Investor reflecting his interest in the Program Wells. However, upon request from Investor, Griffin shall deliver to Investor an instrument in recordable form recognizing Investor's ownership in the Program Wells.

ARTICLE IV

A. Griffin shall keep, or caused to be kept, accurate, complete and proper books, records and accounts of all activities conducted pursuant to this Agreement and Operating Agreement. Such books, records and accounts shall be prepared on an income tax basis and shall be kept at the principal office of Griffin, or such other office as Griffin may designate for such purpose. In addition to the reports required by the Operating Agreement, Griffin shall, from time to time (not less frequently than monthly), submit to Investor such reports and supporting information as may be necessary to keep Investor informed with respect to all activities conducted pursuant to this Agreement and the Operating Agreement. Investor and his agents and representatives shall have, upon giving Griffin reasonable notice and during normal working hours, complete access for such inspection and copying, as Investor deems necessary, to the books and records maintained by Griffin that relate to the activities conducted pursuant to this Agreement and Operating Agreement.

B. In addition to the books, records, accounts and reports contemplated by Clause A above, Griffin shall provide, at no additional cost to Investor, such accounting services and support to Investor as may be necessary for Investor to prepare all tax forms, returns and reports required by applicable federal and state laws, rules and regulations.

Investor, upon notice to Griffin, shall have the right, at Investor's sole cost and expenses, to have an audit conducted by a firm of independent certified accountants or other accountants designated by Investor, of the books and records maintained by Griffin that relate to the activities conducted under the terms of this Agreement and the Operating Agreement.

ARTICLE V

A. Any notice required or permitted to be given under the terms of this Agreement shall be deemed as given if directed to Griffin at the following address:

Griffin & Griffin Exploration, L.L.C.

LeFleur's Gallery

P.O. Box 12274

Jackson, MS 39236

Attention: John Andrew Griffin

Fax: (601) 713-1175.

Notices to Investor shall be deemed given if addressed:

Lexaria Corp.

Attn: Leonard MacMillan, President

125A, 1030 Denman Street

Vancouver BC V6G 2M6.

Ph. 604 880 7924

Fax 604 664 7537

B. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, and supersedes all other understandings and negotiations with respect thereto. This Agreement may be amended only in writing signed by both parties hereto. Any provision of this Agreement may be waived only in writing signed by the party to be charged with such waiver. No course of dealing between the parties shall be effective to amend or waive any provision of this Agreement.

C. Investor recognizes that Griffin is otherwise engaged in activities relating to the exploration for, and production of, oil and gas and in that regard, Griffin currently holds and may hereafter acquire interests in acreage and prospects other than the Subject Prospects and well site acreage, and that Griffin shall have no restrictions hereunder in regard to such other interests.

D. It is not the purpose or intention of the parties hereto to create any partnership, joint venture or association. Neither party shall, by reason of this Agreement, have the right to bind the other party to any contract, except to the extent expressly provided for in the Operating Agreement.

E. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under applicable law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, then this Agreement may be reformed to the extent necessary so as to affect the original intent of the parties as closely as possible in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

F. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their successors and assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

G. This Agreement shall be governed by the laws of the State of Mississippi.

H. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

I. All obligations of either party to this Agreement to the other party hereto shall be suspended so long as the performance of such obligation is prevented or hindered in whole or in part by reason of fire, earthquake, action of the elements, strikes, riots, lockouts, civil commotions, acts of the country's enemy, inability to obtain the necessary material for the performance of such obligations on the open market, or for any other cause except financial, whether similar or dissimilar to those specifically enumerated herein, which shall be beyond the reasonable control of the party claiming such suspension. Upon the happening of any such cause, the party claiming suspension shall immediately notify the other party, specifying in reasonable detail the reason for non-performance and the party giving such notice shall thereafter use all reasonable efforts to eliminate such cause, but it shall not thereby be or become obligated to settle any strikes or lockouts.

In witness whereof, each of the parties hereto has caused this Agreement to be executed and delivered as of the date hereof.

GRIFFIN & GRIFFIN EXPLORATION, L.L.C.

BY:

WILLIAM K. GRIFFIN, III,

PRESIDENT

Lexaria Corp.

BY:

LEONARD MACMILLAN

PRESIDENT